Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-270521 on Form N-2 of our report dated August 21, 2023, relating to the financial statement of Eaton Vance Floating-Rate Opportunities Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Other Service Providers” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 31, 2023